Exhibit 99.1

EXL Acquires Analytics Firm RPM Direct

Acquisition bolsters EXL Analytics’ capabilities with data-driven consumer marketing expertise focused on insurance and healthcare

NEW YORK, February 24, 2015 – EXL (NASDAQ: EXLS), a leading business process solutions company, today announced that it has agreed to acquire RPM Direct, LLC. RPM specializes in analyzing large consumer data sets to segment populations, predict response rates, forecast customer lifetime value, design and execute targeted, multi-channel marketing campaigns. RPM has focused on the insurance industry, including property & casualty, life and health, since its inception in 2001.

Rohit Kapoor, EXL Vice Chairman and Chief Executive Officer stated, “RPM possesses a unique combination of strong analytical and data management capabilities with deep industry expertise in the P&C, life and health insurance markets. With a delivery model that creates accountability by generating measureable results, clients value RPM’s acumen in combining its proprietary database with marketing analytics to optimize customer acquisition and retention while improving the profitability of their books of business. We are extremely impressed with the caliber of professionals across the organization, and I personally want to welcome each and every one of RPM’s employees to the EXL family.”

“As a firm that has taken a disciplined approach to providing marketing analytics exclusively for insurance carriers, RPM is highly specialized and could only fit with a like-minded partner,” said Dave Denaci, Founder and Chief Executive Officer of RPM. “With its combination of rich insurance industry experience and its powerful analytics offering, EXL is truly an ideal organization for RPM to leverage to accelerate its growth. In our discussions, it was clear we share a similar perspective on the market and on the compelling opportunities before us. We are excited to join such a dynamic organization and participate in executing the strategic vision that I believe will deliver great value for our clients.”

RPM maintains its own database and supports data on over 250 million consumers and 120 million U.S. households. The quantity and unique combination of data attributes managed by RPM drives optimal, data-driven decision-making and enable it to build models that analyze prospects individually. RPM employs proprietary predictive analytics and domain-specific pattern recognition algorithms to deliver results through a flexible, on-demand service model.

“When it comes to Big Data, RPM has extensive experience resulting from years of work with large volumes of complex data sets,” said Pavan Bagai, EXL President and Chief Operating Officer. “Their database management and digital marketing capabilities complement EXL’s own sophisticated analytical modeling and reporting offerings, and will help us offer an end-to-end marketing analytics solution. We are confident that, together, we are better equipped to tap the large demand for such marketing solutions. The acquisition of RPM will boost the talent pool and scale of EXL Analytics and enhance our ability to develop analytics products and drive non-linear revenue growth.”

RPM will become part of the EXL Analytics group, an industry-leading team of over 1,500 data scientists that combines award-winning, quantitative problem-solving with analytical rigor and industry expertise to identify new channels for growth, improve profitability, minimize risk, boost operational efficiency and create frameworks for regulatory compliance.

The merger consideration for RPM is $47 million in cash plus contingent cash consideration of up to $23 million and approximately $4 million of restricted stock. The acquisition is expected to close in the first quarter of 2015, subject to the fulfillment of certain closing conditions and is expected to be accretive to adjusted EPS.

RPM was exclusively represented by investment bank Petsky Prunier while Winston & Strawn LLP provided legal counsel.

About EXL

EXL (NASDAQ: EXLS) is a leading business process solutions company that looks deeper to drive business impact through integrated services and industry knowledge. EXL provides operations management, decision analytics and technology platforms to organizations in insurance, healthcare, banking and financial services, utilities, travel, and transportation and logistics, among others. We work as a strategic partner to help our clients streamline business operations, improve corporate finance, manage compliance, create new channels for growth and better adapt to change. Headquartered in New York and in business since 1999, EXL has approximately 23,000 professionals in locations throughout the U.S., Europe and Asia. For more information, visit www.exlservice.com.

About RPM Direct

RPM Direct is a technology-enabled database, data analytics, and marketing solutions company focused exclusively around the needs of the insurance and healthcare companies. RPM leverages its insurance industry expertise, strong analytical team, data assets, and proprietary database technology to design and deliver highly measurable and ROI-driven marketing campaigns to leading players in the property & casualty, life, and health insurance industries. For more information, visit www.rpmdirectllc.com.

Media Contact:

Michael Sherrill

Vice President Marketing

646-419-0778

michael.sherrill@exlservice.com

Investor contact:

Steven N. Barlow

Vice President Investor Relations

212-624-5913

steven.barlow@exlservice.com

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the EXL’s operations and business environment, all of which are difficult to predict and many of which are beyond EXL’s control. Forward-looking statements include information concerning EXL’s possible or assumed future results of operations, including descriptions of its business strategy. These statements may include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although EXL believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect EXL’s actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors are discussed in more detail in EXL’s filings with the Securities and Exchange Commission, including EXL’s Annual Report on Form 10-K for the year ended December 31, 2013. These risks could cause actual results to differ materially from those implied by forward-looking statements in this release. You should keep in mind that any forward-looking statement made herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect EXL. EXL has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.